Exhibit 99.1

Schlumberger Declares 2:1 Stock Split and

Increases Quarterly Dividend by 19%

NEW YORK, January 19, 2006 — Schlumberger Limited (NYSE:SLB) today announced that its Board of Directors has approved a two-for-one split of the Company’s common stock. Each stockholder of record at the close of business on March 1, 2006 will receive one additional share for every outstanding share held on the record date, with a payment date on April 7, 2006.

The Board of Directors also declared an increased quarterly dividend of 25 cents per share, on a pre-split basis, payable on April 7, 2006, to stockholders of record on March 1, 2006. The dividend will be paid only on shares outstanding prior to the above stock split. On the post-split number of shares outstanding, the dividend is equivalent to 12.5 cents per share.

Supplemental information in the form of a question and answer document on this press release is available at www.SLB.com/ir.

For more information, please contact:

Doug Pferdehirt, Vice President of Communications and Investor Relations

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

investor-relations@slb.com